EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into and effective as of January 1, 2019 (the "Effective Date"), by and between Hollister & Blacksmith, Inc., dba American Cannabis Company, Inc., a Delaware corporation (the "Company"), 5690 Logan Street, Unit A, Denver, CO 80216, and Tyler A. Schloesser, an individual residing at 804 S. Vance Street, Unit B Lakewood, CO 80226 ("Executive"), with reference to the following facts:

RECITALS

A. The Company desires to obtain the association and services of Executive as Chief Operations Officer and is willing to engage his services on the terms and conditions set forth below.

B. Executive desires to enter into this Agreement with the Company for a specific period of time and is willing to do so under the following terms and conditions.

AGREEMENT

In consideration of the forgoing recitals and of the mutual promises and conditions set forth herein, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ Executive as Chief Operations Officer, and Executive agrees to accept employment upon the terms and conditions set forth herein. Executive shall have such duties and responsibilities as may be delegated or assigned from time to time by the Company's Principal Executive Officer or Board of Directors.

1.1 Executive agrees to faithfully devote his time, energy and abilities to the proper and efficient discharge of his duties set forth above.

2. Term. Subject to the termination provisions in Section 5 hereof, the term of Executive's employment shall be for a 12 month period, commencing as of the Effective Date and, subject to Section 5, ending on December 31, 2019 (the "Term").

3. Compensation.

3.1 Salary. For all services as Chief Operations Officer that Executive renders to the Company during the Term of this Agreement, Executive will be compensated with an annual salary of seventy-two thousand dollars ($72,000.00). Such annual salary shall be payable consistent with the payroll practices as established by the Company. Payments will be subject to income tax withholding and other payroll tax deductions required by applicable state and federal law. Additionally, the Company shall issue Executive fifty thousand (50,000) shares of the Company’s common stock as compensation for services rendered for 2019. The shares will be deemed earned and vested on December 31, 2019. In the event this Agreement is terminated before the December 31, 2019, the shares shall be issued to Executive pro rata to the date of termination.

(a) As a signing bonus, the Company will issue Executive fifty thousand (50,000) shares of Company restricted common stock earned and vested pro rata in accordance with Executive’s service and the Term of this Agreement.

3.2 Expenses. During the Term of this Agreement, the Company shall reimburse Executive for reasonable and authenticated out-of-pocket expenses incurred in connection with performance of Executive’s duties hereunder, including (without limitation) travel expenses, food and lodging while away from home, and entertainment, subject to such policies as the Company may from time to time reasonably establish for its employees.

3.3 Other Benefits. Subject to the terms hereof, Executive shall receive the same standard employment benefits as the other executive employees of the Company, as determined by the Company’s Board of Directors, including participation in the Company’s 2015 Employee Incentive Plan.

4. Proprietary Information. Executive acknowledges that Executive currently has knowledge, and during the term of this Agreement will gain further knowledge, of information not generally known about the Company and which gives the Company an advantage over its competitors, including (without limitation) information of a technical nature, such as "know how," formulae, secret processes or machines, computer programs, inventions and research projects, and information of a business nature, such as information about costs, profits, markets, sales, Company finances, employees, lists of customers and other information of a similar nature to the extent not available to the public, and plans for future developments (collectively, “Confidential Information"). Executive agrees to keep secret all such Confidential Information of the Company, including information received in confidence by the Company from others, and agrees not to disclose any such Confidential Information to anyone outside the Company except as required in the course of his duties, either during or after his employment.

5. Termination of Employment. This Agreement is terminable prior to the expiration of the Term in the manner and to the extent set forth in this Section 5, and not otherwise.

5.1 Death. This Agreement shall terminate upon the death of the Executive.

5.2 Disability. This Agreement shall terminate upon the permanent disability of Executive. For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period, or one hundred twenty (120) consecutive days; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company, and the Executive shall not resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.3 Termination for Cause. The Company may terminate this Agreement at any time without further delay for Executive's willful misconduct including, but not limited to, fraud, dishonesty, willful breach or habitual neglect of duties, disclosure of Confidential Information, and engagement in any activity materially adverse to the Company during the Term of this Agreement.

5.4 Voluntary Termination. At any time during the Term, and for any reason, Executive may voluntarily terminate this Agreement and resign from the employment of the Company. Such termination and resignation shall he effected by thirty (30) days' prior written notice to the Company.

5.5 Termination for Good Reason. At any time during the Term, the Executive may voluntarily terminate this Agreement and resign from the employment of the Company for Good Reason, as defined below. Such termination and resignation shall be effected by sixty (60) days' prior written notice to the Company. "Good Reason" shall mean termination based upon:

(i) The assignment to the Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with the Company as in effect immediately prior to such assignment, or a significant change in such Executive’s reporting responsibilities or offices as in effect immediately prior to such change, except in connection with the termination of the Executive’s employment pursuant to Sections 5.1, 5.2, 5.3, or 5.4;

(ii) A reduction by the Company in the Executive's compensation as set forth in Section 3.1 hereof which is not consented to by the Executive; the Executive may withdraw any prior consent upon 30 days' prior written notice to the Company;

(iii) The requirement by the Company that the Executive be based anywhere other than within a one hundred (100) mile radius of the Company's offices in Denver, Colorado, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations, or in the event the Executive consents to any such relocation, the failure by the Company to pay (or to reimburse the Executive) for all reasonable moving expenses in connection with any such relocation.

5.6 Termination Without Cause. At any time during the Term, and for any reason or no reason (except as provided in Sections 5.1, 5.2, 5.3 or 5.4), the Company may terminate Executive's employment, provided only that the Company shall nonetheless pay to Executive his pro rata salary as provided in Section 3.1, together with any other pro rata compensation or benefits due hereunder, to the date of termination.

Change in corporate control – should the management or ownership of the Company change substantially, Executive may be terminated with the same conditions as paragraph 5.6.

5.7 Effect of Termination.

(i) In the event the Executive’s employment is terminated due to his death or disability, no additional salary shall be paid beyond what was earned and unpaid pro rata prior to Executive’s death or disability. Any unpaid earned salary, and common stock earned pursuant to the provisions of Section 3.1(a), shall either be paid to Executive in the event of disability, or be issued to Executive’s beneficiary as established by the intestate succession laws of the State of Colorado, or Executive’s will or trust.

(ii) In the event Executive’s employment is terminated by the Company for cause pursuant to Section 5.3 above, all compensation and other benefits due under this Agreement shall cease upon the date of such termination of employment ("Employment Termination Date").

(iii) In the event Executive voluntarily terminates his employment pursuant to Section 5.4 above, the Company shall pay to Executive his pro rata salary earned as of the date of termination as provided in Section 3.1, together with any other pro rata compensation or benefits due hereunder, also paid pro rata to the date of termination.

(iv) In the event Executive terminates his employment for good reason pursuant to Section 5.5, the Company shall pay to Executive his pro rata salary earned as of the date of termination as provided in Section 3.1, together with any other pro rata compensation or benefits due hereunder, also paid pro rata to the date of termination.

(v) In the event the Company elects to terminate Executive’s employment without cause, pursuant to Section 5.6, the Company shall pay to Executive his pro rata salary earned as of the date of termination as provided in Section 3.1, together with any other pro rata compensation or benefits due hereunder, also paid pro rata to the date of termination.

5.8 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.1 on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 9.2.

5.9 Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

5.10 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

6. Specific Enforcement. Executive is obligated under the Agreement to render service of a special, unique, unusual, extraordinary, and intellectual character, thereby giving this Agreement peculiar value, so that the loss thereof cannot be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, the Company shall have the right during the Term to compel specific performance hereof by Executive and/or obtain injunctive relief against the performance of services elsewhere by Executive, without the posting of any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. In the event the Company seeks and obtains legal and/or equitable relief under this Section, the Company shall recover its attorney fees and costs from Executive.

7. Governing Law & Dispute Resolution. This Agreement, for all purposes, shall be construed in accordance with the laws of Colorado without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Colorado county of Denver. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.1 Attorney Fees. The prevailing party in any legal action to enforce or construe this Agreement shall recover its reasonable attorney fees as an element of costs.

8. Tax Consequences. The Company shall have no obligation to Executive with respect to any tax obligations incurred as the result of or attributable to this Agreement or arising from any payments made or to be made hereunder. Any distributions made pursuant to this Agreement shall be subject to such withholding and reports as may be required by any then-applicable laws or regulations of any state or federal taxing authority.

9. Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was an officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

General Provisions.

9.1 Waiver. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one shall not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

9.2 Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, to the attention of the Board of Directors, at the address of its executive office set forth above, and any notice to be given to Executive shall be addressed to him at the residence address set forth above, or such other address as Company and/or Executive may hereafter designate in writing to the other. Any notice shall be deemed duly given when personally delivered or five (5) days after deposit in U.S. mail by registered or certified mail, postage prepaid, as provided herein.

9.3 Severability. The provisions of this Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts thereof, shall not be affected thereby.

9.4 Assignment. Neither Executive nor the Company may assign this Agreement without the prior written consent of the other; provided that this Agreement may be assigned to any successor to the Company's business without Executive's consent. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

9.5 Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by The Board of Directors.

EXECUTIVE:	HOLLISTER & BLACKSMITH, INC., DBA
AMERICAN CANNABIS COMPANY, INC.

/s/ Tyler A. Schloesser	/s/ Terry Buffalo
TYLER A. SCHLOESSER	TERRY BUFFALO
PRINCIPAL EXECUTIVE OFFICER